Exhibit 3.1

HEALTHPEAK PROPERTIES, INC.

ARTICLES OF AMENDMENT

Healthpeak Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting existing Section 1 of existing Article IV in its entirety and substituting in lieu thereof a new Section 1 to read as follows:

“Section 1. The total number of shares of capital stock which the corporation shall have the authority to issue is One Billion Five Hundred Fifty Million (1,550,000,000), of which One Billion Five Hundred Million (1,500,000,000) shall be shares of Common Stock having a par value of $1.00 per share and Fifty Million (50,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share. The aggregate par value of all of said shares shall be One Billion Five Hundred Fifty Million Dollars ($1,550,000,000).”

SECOND: The foregoing amendment of the Charter, as set forth in these Articles of Amendment, was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: Immediately prior to the foregoing amendment of the Charter, the total number of shares of stock of all classes which the Corporation had authority to issue was 800,000,000 shares of stock, consisting of 750,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. The aggregate par value of all such authorized shares of stock having par value was $800,000,000.

FOURTH: Immediately following the foregoing amendment of the Charter, the total number of shares of stock of all classes which the Corporation has authority to issue is 1,550,000,000 shares of stock, consisting of 1,500,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. The aggregate par value of all such authorized shares of stock having par value is $1,550,000,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the foregoing amendment of the Charter.

SIXTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer on this 29th day of February, 2024.

ATTEST:	HEALTHPEAK PROPERTIES, INC.

/s/ Peter A. Scott	By:	/s/ Scott M. Brinker	(SEAL)
Peter A. Scott		Scott M. Brinker
Chief Financial Officer		President and Chief Executive Officer

[Signature Page to Articles of Amendment]